Exhibit 10.10

                                 October 1, 2003

Sagent Technology, Inc.
800 West El Camino Real Suite 300
Mountain View, California 94040
Attention:  Chief Executive Officer

Ladies and Gentlemen:

      Reference is made to the Asset Purchase Agreement, dated as of April 15, 2003, by and between Sagent Technology, Inc. ("Sagent") and Group 1 Software, Inc. ("Group 1") (the "Agreement"). All capitalized terms used and not otherwise defined herein shall have the same meaning as in the Agreement.

      This letter agreement will confirm that the parties signing this letter hereby agree to and acknowledge the following:

1. As soon as practicable following the Closing Date, but in no event later than October 15, 2003, Sagent shall deliver to Group 1 all of the issued and outstanding capital stock of Sagent France, S.A. (the "France Subsidiary"). Sagent shall take all action necessary and appropriate at its own cost and expense, to ensure that the transfer of the capital stock of the France Subsidiary to Group 1 is effective and such transfer and operations of the France Subsidiary comply with all applicable laws, regulations and procedures, including, if applicable, (a) obtaining appropriate approvals of the board of directors and shareholders of the France Subsidiary for the transfer, closing of the yearly accounts of the France Subsidiary, and to carry on the activity of the France Subsidiary despite the loss of one half of its share capital, (b) filing of accounts of the France Subsidiary and other documents or instruments with the Commercial Court of Versailles, and (c) reinstating the France Subsidiary's net assets to at least one half of its share capital and/or taking such other actions as may be permitted to ensure that the France Subsidiary complies with applicable net asset requirements, as agreed to between Group 1 and Sagent.

2. As soon as practicable following the Closing Date, but in no event later than October 10, 2003, Sagent shall deliver to Group 1 all of the issued and outstanding capital stock of Sagent Technology GmbH (the "Germany Subsidiary"). Sagent shall take all action necessary and appropriate at its own cost and expense, to ensure that the transfer of the capital stock of the German Subsidiary is effective and complies with all applicable laws, regulations and procedures, including obtaining the appropriate apostilles for the power of attorney and secretary's certificate of Sagent.

3. Sagent agrees and covenants that, until such time as Sagent shall have transferred the capital stock of the German Subsidiary and the France Subsidiary to Group 1 (or, in the case of the France Subsidiary, until such time as Group 1 exercises its right to elect not to purchase the

      France Subsidiary (as described in paragraph 8 below)), except as otherwise consented to by Group 1 in writing, it shall cause each of the German Subsidiary and the France Subsidiary not to (i) declare or pay any dividend or other distribution in respect of its capital stock, (ii) enter into any contract or commitment, or (iii) sell, transfer or dispose of any of its assets or properties.

4. As soon as practicable following the Closing Date, but in no event later than October 10, 2003, Sagent shall deliver to Group 1 the information with respect to each of the Acquired Subsidiaries as specified in Section 6.1(n) of the Agreement, as of December 31, 2002.

5. As soon as practicable following the Closing Date, but in no event later than October 10, 2003, Sagent shall deliver to Group 1 duly executed Transfer Tax Returns to be filed in each jurisdiction in which any parcel of Real Property is located; provided, however, that Sagent shall not be obligated to deliver Transfer Tax Returns to the extent such returns are not required by the applicable jurisdiction, as determined by Group 1.

6. As soon as practicable following the Closing Date, but in no event later than October 15, 2003, Sagent shall execute and deliver such other instruments of transfer, conveyance, assignment and confirmation and take such other action as Group 1 may request as necessary or desirable in order to more effectively transfer, convey and assign to Group 1, the capital stock of each of the Acquired Subsidiaries and Sagent (Asia Pacific) Pte Ltd. (together with the Acquired Subsidiaries, the "Purchased Subsidiaries"), including, without limitation, delivery of original executed documents in and original share certificates of the Purchased Subsidiaries, and appropriate resolutions of the board of directors of the Purchased Subsidiaries approving such transfer. For the purposes of this paragraph 6, "Purchased Subsidiaries" shall not include the France Subsidiary to the extent Group 1 elects not to accept the transfer thereof pursuant to paragraph 8 below.

7. Notwithstanding anything to the contrary contained in the Agreement, it is agreed and understood that Group 1 shall be entitled to retain for itself from the Holdback Amount any Losses incurred by Group 1, its Representatives and Affiliates arising out of or related to (i) the failure of Sagent to comply with paragraphs 1 or 2 above, (ii) the failure of Sagent to deliver to Group 1 the capital stock of the France Subsidiary as of the Closing Date, (iii) the failure of Sagent to deliver to Group 1 the capital stock of the German Subsidiary as of the Closing Date, (iv) the failure of Sagent to comply with paragraph 6 above in a timely manner, which causes Group 1 to fail to register or otherwise effectuate the transfers of the Purchased Subsidiaries with the respective governmental authorities of the jurisdictions of the Purchased Subsidiaries within the respective time period of such jurisdictions, and (v) the failure of Sagent to deliver to Group 1 the Transfer Tax Returns contemplated by
      Section 3.2(g) of the Agreement as of the Closing Date.

8. Notwithstanding anything to the contrary contained in the Agreement, Group 1 shall have the right to elect not to accept the transfer of the capital stock of the France Subsidiary to Group 1 if Sagent fails to (a) satisfy any of its obligations as set forth in Section 1 herein or (b) deliver to Group 1 the information with respect to the France Subsidiary as specified in Section 6.1(n) of the Agreement, as of December 31, 2002 in accordance with paragraph 3 above. In the event that Group 1 elects not to accept the transfer of the capital stock of the France Subsidiary (and the parties do not otherwise agree for Group 1 to purchase substantially all of the assets of the France Subsidiary), the calculation of Net Assets, for purposes of preparing the Statement of Net Assets pursuant to Section 2.6 of the Agreement, shall not include the net book value of the France Subsidiary.

      This letter agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts, when taken together, shall construct one and the same agreement.

      This letter agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

                            [SIGNATURE PAGE FOLLOWS]

      If the foregoing correctly sets forth our understanding as to the matters covered hereby, please execute and return to the undersigned the enclosed copy of this letter.

                                            Very truly yours,

                                            GROUP 1 SOFTWARE, INC.


                                             By: /s/ Edward R. Weiss
                                                 -----------------------------
                                                 Name:  Edward R. Weiss
                                                 Title: Secretary

ACCEPTED AND AGREED TO:

SAGENT TECHNOLOGY, INC.


By:    /s/ Andre Boisvert
       --------------------------------
       Name:  Andre Boisvert
       Title: Chief Executive Officer